EXHIBIT 99.1

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

                             DATED JANUARY 21, 2005

Provident Bancorp, Inc.


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           Stock Symbol: PBCP
January 21, 2005                                Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                           PROVIDENT BANCORP ANNOUNCES
                QUARTERLY EARNINGS, EXCLUDING MERGER EXPENSES, OF
                    $5.2 MILLION, OR $0.12 PER DILUTED SHARE



MONTEBELLO, NY - January 21, 2005 -- Provident Bancorp, Inc. (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that for the three months ended December 31, 2004, net income was $5.0 million, or $0.11 per diluted share compared to net income of $3.0 million, or $.09 per diluted share for the three months ended December 31, 2003, an increase of $2.0 million, or 66.1%. Included in the earnings for the current three-month period are after-tax charges for merger integration costs ($228,000 or $0.01per share). Excluding merger integration costs, net income would have been $5.2 million, or $0.12 per diluted share for the three months ended December 31, 2004. Earnings per share results for the prior period have been restated to reflect the 4.4323-to-one conversion ratio as a result of the Company's second-step conversion.

"Provident Bank has successfully completed the Warwick and Ellenville mergers which have given us the second leading market share in our combined core markets of Rockland and Orange counties. These mergers, combined with the bank's organic growth, have increased our gross operating income by 87%, including the fact that there were minimal security gains realized in the 2004 period.", stated George Strayton, the Company's President and CEO. "We continue to focus on the synergies that the mergers present. The bank's concentration of branches, deposit growth of $831 million and an increase in earning assets by over $1 billion has resulted in an overall increase in franchise value for our shareholders. Additional synergies will be realized through the launch of our new brand identity which was announced on November 2, 2004. This new visual identity will serve as the fundamental cornerstone of the total integration of our employees, branch network, products and services with the ideals our brand values stand for: Community, Consistency, Connection, Empowerment and Trust."

Total assets as of December 31, 2004 were $2.6 billion, an increase of $727.3 million, or 39.8%, over assets of $1.8 billion at September 30, 2004, and an increase of $1.2 billion, or 95.5%, over assets of $1.3 billion at December 31, 2003. The increase over September 30, 2004 period was due primarily to (i) the October 2004 acquisition of Warwick Community Bancorp, Inc. ("WSB" or "Warwick"), whose assets totaled $703.7 million on the merger date and (ii) internal growth of the company. The increase over December 31, 2003, was due primarily to (i) the acquisition of Ellenville National Bank ("ENB") in January, 2004, (ii) proceeds from the Company's second-step stock offering in January, 2004, (iii) the October 2004 acquisition of Warwick, and (iv) internal growth of the Company. Goodwill and intangibles increased by $159.1 million from December 31, 2003 upon the completion of these acquisitions.

Net Loans as of December 31, 2004 were $1.3 billion, an increase of $284.5 million, or 29.0%, over net loan balances of $980.3 million at September 30, 2004, and an increase of $560.1 million, or 79.5%, over balances at December 31, 2003. Loans acquired from WSB totaled $288.2 million, while allowances for loan losses acquired in connection with WSB were $4.9 million, or 1.70% of WSB's outstanding loan balances. Inclusive of Warwick loans acquired, commercial loans increased by $190.8 million, or 39.2%, over balances at September 30, 2004. Consumer loans increased by $35.6 million, or 27.4%, during the three-month period, while residential loans increased by $62.9 million, or 16.5%. Asset quality continues to be strong. At $3.4 million, non-performing assets as a percentage of total assets is 0.13%, down from 0.15% at September 30, 2004 and 0.38% at December 31, 2003.

Securities increased by $344.7 million, or 57.1%, to $948.1 million at December 31, 2004 from $603.4 million at September 30, 2004. Investments were made primarily in mortgage-backed securities, which increased by $246.7 million, or 68.7%, and in U.S. Government and Federal Agency Securities, which increased by $97.7 million, or 50.8%.


Deposits as of December 31, 2004 were $1.7 billion, up $462.2 million, or 37.3%, from September 30, 2004, and $831.6 million, or 95.6%, from December 31, 2003. Deposits acquired from Warwick totaled $475.1 million. As of December 31, 2004 retail and commercial transaction accounts were 29.6% of deposits compared to 30.1% at September 30, 2004 and 26.3% at December 31, 2003.

Stockholders' equity increased by $77.0 million to $426.5 million at December 31, 2004 compared to $349.5 million at September 30, 2004. $74.6 million in new capital was issued for the purchase of Warwick. Net income of $5.0 million for the three-month period also increased capital. Partially offsetting the increases were the payments of cash dividends totaling $1.6 million, and net declines in accumulated comprehensive income of $1.9 million. Tier I capital to assets stands at 10.75% at December 31, 2004.

Income Information - Quarter
----------------------------

Net interest income after provision for loan losses for the three months ended December 31, 2004 was $21.6 million, compared to $11.4 million for the three months ended December 31, 2003, an increase of $10.2 million or 89.0%. The increase in interest income was largely due to a $1.1 billion increase in average earning assets to $2.2 billion during the quarter ended December 31, 2004, as compared to $1.1 billion for the same quarter in the prior year. The increase is primarily due to the ENB and Warwick acquisitions, net proceeds from the second-step offering and continued internal growth. The increase in average earning assets was partially offset by a decline in average yield of 10 basis points from 5.25% to 5.15%, on a fully taxable equivalent basis. Interest expense increased by $3.5 million for the quarter compared to the same quarter in 2003, as average interest-bearing liabilities increased by $883.0 million and the average cost of interest-bearing liabilities increased 16 basis points. Net interest margin declined by 24 basis points to 4.00%, while net interest spread declined by 25 basis points to 3.72%, due to the assets acquired being recorded at current market interest rates.

Non-interest income was $4.0 million for the three months ended December 31, 2004 compared to $2.8 million for the three months ended December 31, 2003. Deposit fees and service charges increased by $1.2 million, or 97.1%, of which $905,000 was generated from the acquired Warwick and ENB branches, while $295,000 was due primarily to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Other non-interest income increased by $317,000, or 97.8%, due to higher earnings on the Company's bank owned life insurance ("BOLI") investments. Income derived from the Company's new wholly-owned title subsidiary Hardenburgh Abstract Company, Inc. was $358,000. Gains on the sale of securities were $49,000 for the current three-month period, compared to $930,000 for the same period last year. During the three-month period ended December 31, 2004, the Company also recorded gains on sales of loans totaling $59,000, compared to $86,000 for the same period last year. Excluding the effects of gains on sales of securities, the increase in non-interest income was $2.1 million, or 119.2% ($4.0 million vs. $1.9 million).

Non-interest expenses for the three months ended December 31, 2004 increased by $8.1 million, or 85.0%, to $17.7 million, compared to $9.6 million for the three months ended December 31, 2003. The acquisition of ENB in January, 2004 and Warwick in October, 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $3.4 million, or 76.6%, to $7.8 million for the period ended December 31, 2004. Of that amount, $709,000 and $680,000 was attributable to the Warwick and ENB acquisitions, respectively and the remainder was due to staff additions for future growth and expansion, as well as normal merit increases. An increase in the cost of stock-based compensation benefits of $169,000, or 25.2%, occurred during the current three-month period primarily due to vesting and allocations of stock under benefit plans at an average common stock price of $12.66 per share for the three months ended December 31, 2004 compared to $10.26 per share for the three months ended December 31, 2003. Occupancy and office operations increased by $821,000, or 61.9%, for the three months ended December 31, 2004, almost all of which was attributable to the acquired ENB and Warwick properties. Advertising and promotion increased $695,000, or 148.5%, primarily as a result of the Warwick merger and the new brand identity the Company has unveiled. Professional fees increased by $184,000, or 38.0%, due primarily to fees associated with the Company's compliance with the provisions of Sarbanes-Oxley Section 404. Amortization of core deposit intangible increased by $1.0 million as a result of the Warwick and ENB deposits acquired. Stationery and office supplies increased by $106,000, or 71.1%, due to the doubling of our branches compared to the prior year. Data and check processing increased $504,000, or 67.7%, primarily due to the higher level of services related to the accounts acquired in the mergers. Other expenses increased by $665,00, or 63.0%, due primarily to increases in correspondent bank expense, postage, telephone expense and insurance premium expense, all directly related to the increased size of Provident Bank following the mergers. Further, merger integration expenses were $380,000.




Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)

                                                                   December 31,      September 30,        December 31,
                                                                   ------------      -------------        ------------
                                                                       2004               2004                2003
                                                                       ----               ----                ----
Assets:
Cash and due from banks                                          $     57,869        $    107,571        $     40,331
Federal Funds Sold                                                                                             15,000
Total securities                                                      948,081             603,375             484,801
Loans held for sale                                                     2,466                 855                 727
Loans:
       One-to four-family residential mortgage loans                  443,629             380,749             369,676
       Commercial real estate, commercial business
             and construction                                         677,676             486,904             265,043
loans
        Consumer loans                                                165,613             129,981              81,193
                                                                 ------------        ------------        ------------
                  Gross loans                                       1,286,918             997,634             715,912
        Allowance for loan losses                                     (22,165)            (17,353)            (11,249)
                                                                 ------------        ------------        ------------
                  Total loans, net                                  1,264,753             980,281             704,663
                                                                 ------------        ------------        ------------
Federal Home Loan Bank stock, at cost                                  19,704              10,247               5,665
Premises and equipment, net                                            29,269              16,846              11,465
Goodwill                                                              157,722              65,260              13,540
Core Deposit Intangible                                                14,892               5,624                --
Bank owned life insurance                                              26,882              13,245              12,641
Other assets                                                           31,792              22,847              17,125
                                                                 ------------        ------------        ------------
                   Total assets                                  $  2,553,430        $  1,826,151        $  1,305,958
                                                                 ============        ============        ============
Liabilities:
     Deposits:
          Demand deposits                                        $    366,464        $    289,360        $    166,518
          NOW deposits                                                137,024              83,439              62,305
                                                                 ------------        ------------        ------------
                    Total transaction accounts                        503,488             372,799             228,823
          Savings and money market deposits                           804,149             533,410             423,514
          Certificates of deposit                                     394,138             333,323             217,832
                                                                 ------------        ------------        ------------
                    Total deposits                                  1,701,775           1,239,532             870,169
                                                                 ------------        ------------        ------------
     Stock Subscriptions                                                 --                  --               174,660
     Borrowings                                                       392,845             214,909             113,653
     Mortgage escrow funds and other                                   32,269              22,198              27,946
                                                                 ------------        ------------        ------------
                    Total liabilities                               2,126,889           1,476,639           1,186,428
Stockholders' equity                                                  426,541             349,512             119,530
                                                                 ------------        ------------        ------------
                    Total liabilities and stockholders' equity   $  2,553,430        $  1,826,151        $  1,305,958
                                                                 ============        ============        ============

Common shares outstanding at period end (1)                        45,910,902          39,618,373          35,224,911
Book value per share                                             $       9.29        $       8.82        $       3.39

(1) Prior period share information has been adjusted to reflect the 4.4323-to-one conversion ratio in connection with the Company's second step common stock offering in January 2004.

     Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

                                                            Three Months Ended
                                                               December 31,
                                                           2004            2003
                                                           ----            ----

Interest and dividend income:
     Loans                                             $    19,413   $    10,530
     Securities                                              8,478         3,765
     Other earning assets                                      121            23
                                                       -----------   -----------
Total interest and dividend income                          28,012        14,318
                                                       -----------   -----------

Interest expense:
     Deposits                                                3,367         1,557
     Borrowings                                              2,943         1,210
                                                       -----------   -----------
Total interest expense                                       6,310         2,767
                                                       -----------   -----------

Net interest income                                         21,702        11,551
Provision for loan losses                                      150           150
                                                       -----------   -----------
Net interest income after provision for loan losses         21,552        11,401
                                                       -----------   -----------

Non-interest income:
     Deposit fees and service charges                        2,535         1,286
     Loan fees and late charges                                383           177
     Gains on sales of securities available for sale            49           930
     Gains on sales of loans                                    59            86
     Title insurance fees                                      358            --
     Other                                                     641           324
                                                       -----------   -----------
Total non-interest income                                    4,025         2,803
                                                       -----------   -----------

Non-interest expense:
     Compensation and employee benefits                      7,834         4,435
     Stock-based compensation plans                            840           671
     Occupancy and office operations                         2,148         1,327
     Advertising and promotion                               1,163           468
     Professional fees                                         668           484
     Data and check processing                               1,248           744
     Stationery and office supplies                            255           149
     Merger integration costs                                  380            --
     Amortization of intangible assets                       1,127            84
     ATM/debit card expense                                    326           153
     Other                                                     720         1,055
                                                       -----------   -----------
Total non-interest expense                                  17,709         9,570
                                                       -----------   -----------

Income before income tax expense                             7,868         4,634
Income tax expense                                           2,853         1,589
                                                       -----------   -----------
Net income                                             $     5,015   $     3,045
                                                       ===========   ===========

Per common share:
     Basic earnings                                    $      0.11   $      0.09
     Diluted earnings                                         0.11          0.09
     Dividends declared                                       0.04          0.03

Weighted average common shares (1):
     Basic                                              44,322,927    34,301,264
     Diluted                                            44,926,104    34,943,686

 (1) Prior period information has been adjusted to reflect the 4.4323-to-one conversion ratio in connection with the Company's second-step stock offering.

Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

                                                    December 31,    September 30,   December 31,
                                                       2004             2004            2003
                                                    -------------------------------------------

Asset Quality Data:
    Non-performing loans  (NPLs)                    $   3,390       $   2,737       $   4,988
    Non-performing assets (NPAs)                        3,390           2,737           4,988
    NPLs as % of total loans                             0.26%           0.27%           0.70%
    NPAs as % of total assets                            0.13%           0.15%           0.38%
    Allowance for loan losses as % of NPLs                654%            634%            226%
    Allowance for loan losses as % of total loans        1.72%           1.74%           1.57%

Capital Ratios:
    Equity to total assets (consolidated)               16.70%          19.15%           9.18%
    Tier 1 capital consolidated                         10.75%          15.91%           8.05%


                                                         Three Months Ended
                                                            December 31,
                                                        2004           2003
                                                    ----------------------------

Performance Ratios (annualized):
   Return on:
        Average assets                                     0.79%           1.04%
        Average common equity                              4.69%          10.42%

   Net interest rate spread (tax-equivalent basis)         3.72%           3.97%
   Net interest margin (tax-equivalent basis)              4.00%           4.24%

Average Balance Data:
   Average assets                                   $ 2,528,200     $ 1,181,863
   Average earning assets                             2,175,767       1,092,953
   Average stockholders' equity                         424,515         117,632